Exhibit 23.6

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Teva Pharmaceutical Industries Limited pertaining to the Donald Panoz Non Statutory Stock Option Agreement, the SICOR Inc. Amended and Restated 1990 Stock Plan, and the SICOR Inc. Amended and Restated 1997 Long-Term Incentive Plan, and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the consolidated financial statements and schedule of SICOR Inc., included in the Form 6-K of Teva Pharmaceutical Industries Limited, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Diego, California
January 20, 2004